                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    1   )*
                                         ------

                          Concord Communications, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 206186108
                     ----------------------------------
                              (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / / Rule 13d-1(b)

                             / / Rule 13d-1(c)

                             /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Page 1 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Apex Investment Fund II, LP  36-3698753
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Apex Management Partnership   36-4078929
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/

-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     George M. Middlemas  ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                             Page 4 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul J. Renze ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                             Page 5 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stellar Investment Co. 36-3572957
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 6 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Productivity Fund II, L.P. 36-3775406
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     First Analysis Management Company II  36-3775404
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 8 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     First Analysis Corporation       36-3140467
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 9 of 15 pages

                                SCHEDULE 13G

CUSIP No. 206186108
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bret R. Maxwell  ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /
                                                        (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -0-
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     -0-
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
     IN*
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 10 of 15 pages

Item 1(a).   Name of Issuer:

                Concord Communications, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

                33 Boston Post Road West, Marlboro, MA 01752

Item 2(a).   Name of Person Filing:

     Apex Investment Fund II, L.P. ("Apex"), Apex Management Partnership ("AMP"), George M. Middlemas ("Middlemas"), Paul J. Renze ("Renze"), Stellar Investment Co. ("Stellar"), The Productivity Fund II, L.P. ("Productivity"), First Analysis Management Company II ("FAMC"), First Analysis Corporation ("FAC") and Bret R. Maxwell ("Maxwell") (collectively, the "Reporting Persons"). AMP is the General Partner of Apex; each of Middlemas, Renze, Stellar and FAC is a General Partner of AMP. FAMC is the General Partner of Productivity; each of FAC and Maxwell is a General Partner of FAMC.

Item 2(b).   Address of Principal Business Office:

     Renze maintains his principal business office at 5 Three Lakes Road, Barring Hills, IL 60010. Each of Apex, AMP, Middlemas, and Stellar maintain its principal business offices at 233 South Wacker Drive, Suite 9600, Chicago, IL 60606. Each of Productivity, FAMC, FAC and Maxwell maintains its principal business offices at 233 South Wacker Drive, Suite 9500, Chicago, IL 60606.

Item 2(c).   Citizenship:

     Middlemas, Renze and Maxwell are United States citizens. FAC and Stellar are Delaware corporations. Apex, AMP, Productivity, and FAMC are Delaware limited partnerships.

Item 2(d).   Title of Class of Securities:

                Common Stock, $0.01 par value

Item 2(e).   CUSIP Number

                206186108

Item 3.      Type of Person:

                Not Applicable

                           Page 11 of 15 pages

Item 4.  Ownership:

        (a)  Amount Beneficially Owned:
             Apex                           -0-
             AMP                            -0-
             Middlemas                      -0-
             Renze                          -0-
             Stellar                        -0-
             Productivity                   -0-
             FAMC                           -0-
             FAC                            -0-
             Maxwell                        -0-


        (b)  Percent of Class:

             Apex                           -0-
             AMP                            -0-
             Middlemas                      -0-
             Renze                          -0-
             Stellar                        -0-
             Productivity                   -0-
             FAMC                           -0-
             FAC                            -0-
             Maxwell                        -0-


        (c)  Number of shares as to which person has:

                             (i)  sole power to vote or to direct the vote:
             Apex                 -0-
             AMP                  -0-
             Middlemas            -0-
             Renze                -0-
             Stellar              -0-
             Productivity         -0-
             FAMC                 -0-
             FAC                  -0-
             Maxwell              -0-

                            (ii)  shared power to vote or to direct the vote:
             Apex                 -0-
             AMP                  -0-
             Middlemas            -0-
             Renze                -0-
             Stellar              -0-
             Productivity         -0-
             FAMC                 -0-
             FAC                  -0-
             Maxwell              -0-

                           Page 12 of 15 pages

                           (iii) sole power to dispose or to direct the
                                 disposition of:

             Apex                -0-
             AMP                 -0-
             Middlemas           -0-
             Renze               -0-
             Stellar             -0-
             Productivity        -0-
             FAMC                -0-
             FAC                 -0-
             Maxwell             -0-


                            (iv)  shared power to dispose or to direct the
                                  disposition of:
             Apex                 -0-
             AMP                  -0-
             Middlemas            -0-
             Renze                -0-
             Stellar              -0-
             Productivity         -0-
             FAMC                 -0-
             FAC                  -0-
             Maxwell              -0-

Item 5.      Ownership of Five Percent or less of a Class:

             As of the date hereof, each of the Reporting Parties has ceased to be a beneficial owner of any shares.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

                 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
             Company:

                 Not Applicable

Item 8.      Identification and Classification of Members of the Group:

                 Not Applicable

Item 9.      Notice of Dissolution of Group:

                 Not Applicable

Item 10.     Certification:

             Not Applicable

                               Page 13 of 15 pages

                                  SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

February 12, 1999

                         APEX INVESTMENT FUND II, L.P.

                         By: Apex Management Partnership, its General Partner

                         By: Stellar Investment Co., its General Partner


                         By: /s/ James A. Johnson
                             -------------------------------------------------
                              James A. Johnson, President


                         APEX MANAGEMENT PARTNERSHIP

                         By: Stellar Investment Co., its General Partner


                         By: /s/ James A. Johnson
                             -------------------------------------------------
                             James A. Johnson, President


                             /s/ George M. Middlemas
                             -------------------------------------------------
                              George M. Middlemas


                             /s/ Paul J. Renze
                             -------------------------------------------------
                             Paul J. Renze


                         STELLAR INVESTMENT CO.


                         By: /s/ James A. Johnson
                             -------------------------------------------------
                             James A. Johnson, President


                         THE PRODUCTIVITY FUND II, L.P.

                         By: First Analysis Management Company II,
                             its General Partner


                         By: /s/ Bret R. Maxwell
                             -------------------------------------------------
                             Bret R. Maxwell, General Partner


                             Page 14 of 15 pages

                               FIRST ANALYSIS MANAGEMENT COMPANY II


                               By: /s/ Bret R. Maxwell
                             -------------------------------------------------
                               Bret R. Maxwell, General Partner


                               /s/ Bret R. Maxwell
                             -------------------------------------------------
                               Bret R. Maxwell


                            Page 15 of 15 pages